                                                                     Exhibit 11
                STATEMENT RE: COMPUTATION OF EARNINGS PER SHARE


LOSS PER SHARE

Computation of loss per share
(in thousands, except per share data)


                                                              Six months ended June 30,
                                                              2001                 2000
                                                              -----                ----
Net loss from continuing operations....................      $(30,660)           $(50,290)
                                                            =========           =========
Net loss...............................................      $(30,660)           $(62,426)
                                                            =========           =========
Weighted average shares of common stock outstanding....        30,727              29,691
Weighted average shares of common stock held for
  former Women.com shareholders........................           760                ----
                                                            ---------           ---------
Adjusted weighted average shares of common stock
  outstanding used in computing basic and diluted
  net loss per ........................................        31,487              29,691
                                                            =========           =========
Basic and diluted net loss per share...................       $ (0.97)             $(2.10)
                                                            =========           =========